Exhibit 99.1

FOR IMMEDIATE RELEASE October 3, 2013	Investor and Media Contact: Whitney Finch Vice President of Investor Relations 813.421.7694 wfinch@walterinvestment.com

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES

PLANNED DEPARTURE IN 2014 OF ITS CHIEF FINANCIAL OFFICER

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE: WAC) (“Walter Investment” or the “Company”) today announced its Executive Vice President and Chief Financial Officer, Charles Cauthen has announced his intention to leave the Company in early 2014. This departure is anticipated to take place in conjunction with the filing in March of 2014 of the Company’s Form 10-K for 2013 with the Securities and Exchange Commission. Mr. Cauthen joined the Company’s former parent, Walter Energy, in November 2000 and has been a key member of Walter Investment’s leadership team, playing an instrumental role in the development and execution of the Company’s strategic initiatives since its spin-off in April 2009.

“Charles has been a significant part of Walter Investment’s transformation starting with his time with Walter Energy,” said Chairman and Chief Executive Officer Mark O’Brien. “Having been with Walter Investment from the beginning, Charles’ broad range of operational, financial and industry experience has been instrumental in the growth and development of our company. We are grateful for his dedication and his contributions to the Company’s success.”

Mr. Cauthen added, “It has been a privilege to work with Mark, the rest of the management team and our Board of Directors over the last four years as we have transitioned a small, underappreciated business into an enormously successful and valuable business enterprise. I am confident that Walter Investment will continue its record of success under Mark’s leadership.”

The Company also announced that it will immediately begin a search for a successor to Mr. Cauthen. Mr. O’Brien added, “We are pleased to have Charles remain with us and to assist with the transition to a new CFO.”

About Walter Investment Management Corp.

Walter Investment Management Corp. is an asset manager, mortgage servicer and originator focused on finding solutions for consumers and credit owners. Based in Tampa, Fla., the Company has over 6,200 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com. The information on our website is not a part of this release.